THIS DOCUMENT IS A COPY OF THE FORM S-3 REGISTRATION STATEMENT FILED ON OCTOBER 19, 1994.

    As filed with the Securities and Exchange Commission on October 19, 1994
                                      Registration No.  33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.20549
                                    FORM S-3
                             REGISTRATION STATEMENT

                        Under The Securities Act Of 1933

                   -------------------------------------------

                               CINTAS CORPORATION
             (Exact name of registrant as specified in its charter)

                   -------------------------------------------

                   Incorporated under the laws of Washington

                      I.R.S. Employer I.D. No. 31-1188630

                             6800 Cintas Boulevard
                             Cincinnati, Ohio 45262
                                 (513) 459-1200
         (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                   -------------------------------------------

                             Gary P. Kreider, Esq.
                          Keating, Muething & Klekamp
                          18th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement pending market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                    CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------
  Title of      Amount     Proposed Maximum  Proposed Maximum    Amount of
Shares to Be    to Be      Aggregate Price      Aggregate      Registration
 Registered   Registered      Per Unit*      Offering Price *      Fee
- ------------  ----------  ----------------  ----------------   ------------
Common Stock    218,159        $33.50          $7,308,327        $2,521

*Calculated pursuant to Rule 457(c), based on the average of the high and low price of the Common Stock on NASDAQ/NMS on October 13, 1994.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                           Page _____ of _____ Pages

PROSPECTUS


                               CINTAS CORPORATION

                         218,159 shares of Common Stock

                   -------------------------------------------

     This Prospectus relates to 218,159 shares of Common Stock, without par value of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). The shares are being offered for sale by Rental Uniform Service of Statesville, Inc., J. Neal Blackwelder Ruth M. Blackwelder (collectively the "Selling Securityholders") who acquired the shares in connection with an acquisition by Cintas of Sunshine Uniform Service, Inc., a corporation owned by the Selling Securityholders.

                   -------------------------------------------

     The Common Stock may be offered to the public from time to time by the Selling Securityholders. See "The Selling Security-holders". The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Securityholders but will pay certain of the expenses of this offering. The Selling Securityholders will bear certain costs of this offering, includ-ing the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Securityholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution". Cintas' Common Stock is traded in The Nasdaq Stock Market/National Market System under the symbol "CTAS".

                   -------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------

                 The date of this Prospectus is _______, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy state-ments and other information with the Securities and Exchange Commission (the "Commission") under file No. 0-11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 75 Park Place, 14th Floor, New York, New York 10007; and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549.

     This Prospectus constitutes a part of a Registration State-ment on Form S-3 (Number 33-_______) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commis-sion. Each such statement is qualified in its entirety by such reference.

                               FINANCIAL REPORTS

     The Company furnishes its shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

     (1)  Annual Report on Form 10-K for the fiscal year ended
          May 31, 1994 including Annual Report to Shareholders for the fiscal year ended May 31, 1994.

     (2)  Quarterly Report on Form 10-Q for the quarter ended
          August 31, 1994.

     (3) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under
          Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

     Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPO-RATES) ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                  THE COMPANY

     Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and imple-menting corporate identity uniform programs. The Company concen-trates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 89% of Cintas' revenues for fiscal 1994. The balance of the Company's revenues are derived from custom uniform sales. The Company provides rental products and services through a network of 100 uniform rental locations and sells uniforms to national customers through distribution centers located in Cincinnati and Reno, Nevada. At its four manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

     During the past five years, Cintas has made several acquisi-tions of rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company recently acquired Sunshine Uniform Service, Inc., an Arkansas corporation ("Sun-shine Uniform") on October 3, 1994. Sunshine Uniform operates facilities and services the Memphis, Tennessee and Little Rock, Arkansas markets. See "The Selling Securityholders". The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geo-graphic areas, and by continuing its acquisition program.

     Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                          THE SELLING SECURITYHOLDERS

     The shares being sold in this offering are being sold by the Selling Securityholders. These shareholders own, in the aggre-gate, 218,159 shares of Cintas Common Stock, all of which are being offered for sale hereby. The Selling Securityholders own no other shares of Cintas Common Stock and if all shares offered hereby are sold, they will own no Cintas Common Stock upon the completion of this offering.

     On October 3, 1994, Sunshine Uniform was acquired by Cintas through the merger of Sunshine Uniform with a Cintas subsidiary. In the merger the Selling Securityholders received the 218,159 shares of Cintas Common Stock described in this offering in exchange for their shares of Sunshine Uniform Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Security-holders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Securityholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

     The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, Cincin-nati, Ohio, of which Donald P. Klekamp, a Director of the Compa-ny, is a partner. Members of that firm beneficially own 162,267 shares of Cintas Common Stock.

                                 MISCELLANEOUS

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa-tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

     Registration Fee . . . . . . . . . . . . $2,521.00
     Printing costs . . . . . . . . . . . . .    500.00
     Legal fees and expenses  . . . . . . . .  3,000.00
     Accounting fees and expenses . . . . . .  1,000.00
     Blue sky fees and expenses . . . . . . .    100.00
     Miscellaneous  . . . . . . . . . . . . .    100.00
      Total . . . . . . . . . . . . . . . . . $7,221.00

     All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas pursuant to agreement upon issuance of the Common Stock offered in this Registration Statement.

Item 15.  Indemnification of Directors and Officers.

     Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provi-sions apply to actions brought by or in the right of the Regis-trant, except that no indemnification shall be made in proceed-ings in which the person shall have been adjudged to be liable to the Corporation. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders.

     Article V of the Registrant's By-Laws provides that indemni-fication shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corpora-tion Act.

Item 16.  Exhibits.

                                             Page in Consecutive
     Exhibit No.           Description        Numbering System
     -----------      ---------------------  -------------------
           5           Opinion re: Legality
         23.1          Consent of
                       Independent Auditors

         23.2          Consent of Counsel
                       (Contained in
                       Exhibit 5)

          24           Power of Attorney
                       (Contained on
                       Page II-4)

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provi-sions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Regis-trant in the successful defense of any action, suit or proceed-
ing) is asserted by such director, officer or controlling person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events aris-ing after the effective date of the Registration State-ment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by refer-ence in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from Registration by means of a post-effec-tive amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mason, State of Ohio, on October 13, 1994.

                                   CINTAS CORPORATION


                                     BY: /s/Richard T. Farmer
                                         ------------------------
                                         Richard T. Farmer,
                                         Chairman and Chief
                                         Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Richard T. Farmer or David T. Jeanmougin, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement.

        Signature                Title                Date
 ---------------------     -----------------  -----------------
                           Chairman of the    October 13, 1994
                           Board of
 /s/ Richard T. Farmer     Directors, Chief
- -----------------------    Executive Officer
    Richard T. Farmer

                           President, Chief   October 13, 1994
 /s/ Robert J. Kohlhepp    Operating Officer
- -----------------------    and Director
  *Robert J. Kohlhepp


 /s/ Roger L. Howe         Director           October 13, 1994
- -----------------------
  *Roger L. Howe


 /s/ John S. Lillard       Director           October 13, 1994
- -----------------------
  *John S. Lillard


 /s/ James J. Gardner      Director           October 13, 1994
- -----------------------
  *James J. Gardner


 /s/ Donald P. Klekamp     Director           October 13, 1994
- -----------------------
  *Donald P. Klekamp


 /s/ Gerald V. Dirvin      Director           October 13, 1994
- -----------------------
  *Gerald V. Dirvin



 /s/ Scott D. Farmer       Vice President,    October 13, 1994
- -----------------------    Director
  *Scott D. Farmer



/s/ David T. Jeanmougin    Senior Vice        October 13, 1994
- -----------------------    President of
  David T. Jeanmougin      Finance (Principal
                           Financial Officer
                           and Principal
                           Accounting
                           Officer)
